EXHIBIT 11
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                 Statement re: Computation of Earnings per Share






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                                   EXHIBIT 11


                       Computation of Net Income per Share
                      For The Year Ended December 31, 1996
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        Net income                                            $1,711,000
        Preferred stock dividends                              1,102,000
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        Net income applicable to common shares               $   609,000

        Weighted average common shares                         2,823,862

        Earnings per common share                           $       0.22
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